Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FIRST QUARTER 2015 RESULTS
Company raises full year volumes while maintaining total capital and cost outlook

HOUSTON (May 5, 2015) -- Noble Energy, Inc. (NYSE: NBL) announced today first quarter 2015 net loss of $22 million, or $0.06 per diluted share. Excluding the impact of certain items, which would typically not be considered by analysts in published earnings estimates, first quarter 2015 adjusted income(1) was $10 million, or $0.03 per diluted share. Discretionary cash flow(1) was $555 million and net cash provided by operating activities was $541 million. Capital expenditures for the initial quarter of 2015 totaled $919 million.

Total sales volumes for the quarter averaged a record 318 thousand barrels of oil equivalent per day (MBoe/d), an increase of 11 percent compared to the first quarter of 2014, or 17 percent after adjusting for non-core assets divested during 2014. Liquids comprised 43 percent (33 percent crude oil and condensate and 10 percent natural gas liquids) of first quarter 2015 sales volumes, with natural gas the remaining 57 percent.

Total Company sales volumes were higher primarily as a result of continued development of the DJ Basin and Marcellus Shale resource plays, where combined production was up more than 35 percent from the first quarter of last year. Horizontal production in these core plays increased more than 60 percent versus the similar period. Internationally, sales volumes in the first quarter of 2015 were lower than the first quarter of last year, primarily as a result of the timing of liftings and facility maintenance in Equatorial Guinea, as well as the impact of the sale of the China asset in 2014. Israel natural gas sales were up approximately 10 percent versus the initial quarter of 2014.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Noble Energy’s strong operational and financial capacity delivered a very positive start to 2015, and we are increasing our full year volume expectations following on the outperformance in the first quarter. Our teams have also made substantial progress in bringing costs down, reflecting continued improvement in operating efficiencies, leverage from existing core area infrastructure, and new pricing arrangements with our service partners. The trends of increasing capital efficiency and decreasing operating costs are expected to continue throughout the year.”

Mr. Stover added, “Our diversified portfolio of opportunities provides tremendous investment optionality and the ability to continuously review capital allocation. In the near-term, we are further reducing our investment in the Marcellus Shale and shifting more capital in the second half of the year towards high value areas within the DJ Basin. Offshore, there are a number of exciting opportunities ahead of us, including commencing production at Big Bend and Dantzler by the end of the year in the Gulf of Mexico and material exploration wells to be drilled in Cameroon and the Falkland Islands.”

First quarter 2015 total production costs, including lease operating expense, production and ad valorem taxes, and transportation and gathering averaged $8.56 per barrel of oil equivalent (Boe), and depreciation, depletion, and amortization totaled $15.86 per Boe. Lease operating expense of $5.49 per Boe is down three percent versus the first quarter of last year and eight percent from the fourth quarter of 2014. General and administrative costs were $94 million in the quarter, down substantially from prior quarters as a result of lower major project spending and reduced incentive compensation.

Adjustments to the net loss for the first quarter of 2015 included non-cash commodity derivative losses of approximately $60 million, as a result of the value change of the Company’s existing crude oil and natural gas hedge positions as of the end of the quarter. The Company also adjusted for certain asset impairment charges totaling $27 million pre-tax, which primarily related to changes in abandonment cost expectations for the Noa and Pinnacles fields offshore Israel. The effective tax rate on adjusted income for the quarter was 82 percent, with 76 percent of the adjusted tax provision being deferred.

OPERATIONS UPDATE

DJ BASIN
In the DJ Basin, sales volumes averaged a record 116 MBoe/d in the first quarter of 2015, up 22 percent versus the first quarter of 2014 and eight percent from the fourth quarter of 2014. Liquids made up 64 percent of DJ Basin volumes (50 percent crude oil and condensate and 14 percent natural gas liquids) and 36 percent was natural gas. Total liquids volumes in the DJ Basin were up 12 thousand barrels per day (MBbl/d) versus the first quarter of last year, with more than 80 percent of the liquids growth being crude oil.

The average spud to rig release time for an operated standard length well (4,500 lateral feet) in the DJ Basin during the first quarter of 2015 was 7 days, or 23 percent lower than the average drilling time in the first quarter of 2014. Reduced drilling times are resulting in a higher well count to be drilled in 2015 versus original plans. Noble Energy is supplementing its one full-time completion unit with a second completion team, on an as needed basis, in the second half of the year. The Company exited the first quarter with 4 drilling rigs operated in the DJ Basin.

Highlights for the quarter included:

•	Record horizontal volumes, which totaled 96 MBoe/d, up more than 50 percent from the same quarter of last year.

•	Drilled 57 wells at an average lateral length of more than 5,200 feet. Included in the wells drilled was a 9,280 foot horizontal well drilled in Wells Ranch in just 7 days.

•	Commenced production on 48 wells, including 17 extended reach lateral wells (equivalent to 60 standard length wells).

•
Third-party gathering and compression capacity continues to be expanded. The 70 Ranch Compressor Station commenced operation in early February 2015, adding 45 million cubic feet of natural gas per day (MMcf/d) of compression in the Wells Ranch area. Additional compression projects, including the Rocky Compressor Station (100 MMcf/d) and Troudt (45 MMcf/d) are anticipated to be operational by the end of the second quarter of 2015. Gas processing is also expanding with the Lucerne-2 gas processing plant (200 MMcf/d), anticipated to startup by the end of the second quarter of 2015.

•
The Northern Colorado Oil Pipeline, which connects East Pony to the Wattenberg Oil Trunkline, commenced operation in the first quarter of 2015, in conjunction with the startup of the Company’s East Pony oil gathering system. In addition, the Tallgrass lateral, connecting East Pony production to the Pony Express pipeline, has begun line fill for startup in the second quarter of 2015. Following the startup of the Tallgrass lateral, Noble Energy is anticipated to export approximately 85 percent of gross oil produced out of the basin via pipeline or rail.

•
Completed the sale of 38,500 net acres in Boulder County for proceeds of $120 MM. The acreage sits outside of the Company’s identified Integrated Development Plans areas and had approximately one thousand barrels of oil equivalent per day of production at the time of sale.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged a record 393 million cubic feet of natural gas equivalent per day (MMcfe/d), a 73 percent increase versus the same quarter of last year. Natural gas represented 86 percent of first quarter 2015 volumes, with the remaining 14 percent being condensate and natural gas liquids (NGLs).

Continued operational improvement and drilling time reductions are resulting in a more efficient drilling program in both the operated and non-operated areas. Noble Energy and its JV partner are aligned to further reduce drilling activity to 1 operated rig and an average of 2 to 3 non-operated rigs in the second half of the year. These activity levels are down from 2 operated and 4 non-operated rigs drilling at the end of the first quarter. The Company still expects to complete its original planned number of wells for 2015, with no changes to the Marcellus Shale volume outlook.

Highlights for the quarter included:

•	Operated wet gas production increased to approximately 50 percent of total Joint Venture volume.

•	Drilled 15 operated wells at an average lateral length of 8,700 feet. Included in the wells drilled was the Shirley 3D, with the lateral of approximately 8,900 feet drilled in just two days.

•
Commenced production on 3 operated wells, having an average lateral length of 7,200 feet. One of the three wells was located on the Moundsville-9 pad, which includes a total of six wells in Marshall County, West Virginia. Combined, the six wells are producing approximately 2.5 MBbl/d of condensate and 20 MMcf/d, gross, and have been limited by third-party facility constraints.

•	Joint Venture partner CONSOL Energy drilled 25 wells (6,850 foot average lateral length), and 29 dry gas wells commenced production.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 15 MBoe/d, which were comprised of 83 percent crude oil and condensate, six percent NGLs, and 11 percent natural gas.

Highlights for the quarter included:

•
Successfully executed the completion work on the Dantzler-1 production well. All drilling and completion activities for the Rio Grande project (Big Bend and Dantzler) are completed. Tie back of the two fields to the Thunderhawk facility remains on schedule, with pipeline installation scheduled to commence in the second quarter of 2015. Big Bend (1 well) is planned to commence production in the fourth quarter of 2015, with Dantzler (2 wells) startup around the end of the year.

•
The drilling rig is currently performing development work at the Gunflint field. First production from Gunflint is projected in mid-2016 as a two-well tieback to the Gulfstar 1 facility. Offshore installation at Gunflint will commence following the Rio Grande installation.

WEST AFRICA
Hydrocarbon sales in West Africa averaged 76 MBoe/d, which were comprised of 42 percent crude oil and condensate, eight percent NGLs, and 50 percent natural gas. Sales volumes for the quarter were less than production volumes by one thousand barrels per day as a result of the timing of liquid liftings, primarily at the Alba field.

Highlights for the quarter included:

•
Scheduled facility maintenance at the AMPCO Methanol Project was completed, and methanol plant production has resumed to full capacity. Natural gas sales from the Alba field were reduced approximately 20 MMcf/d, net, during the first quarter of 2015 as a result of the AMPCO plant maintenance.

•	Compressor upgrades at the Alen field enhanced gross production to more than 32 MBbl/d of condensate. The field averaged approximately 28 MBbl/d of condensate production for the first quarter.

•	Active production management, strong reservoir performance, and record facility run-time was exhibited at the Aseng oil field, which averaged 35 MBbl/d gross.

•
Executed a rig contract to drill the Cheetah exploration well on the Tilapia PSC, offshore Cameroon. Cheetah, with unrisked gross mean resources of more than 100 million barrels of oil equivalent gross, is a four-way structure and represents the Company’s first Cretaceous oil prospect in Cameroon. Drilling is anticipated to commence early in the third quarter of 2015. Noble Energy operates the Cheetah prospect with a 47 percent interest.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 246 MMcfe/d, up approximately 10 percent versus the first quarter of last year.

Highlights for the quarter included:

•
Tamar continued to exhibit exceptional reservoir and facility reliability. A record weekly sales volume of over 1 billion cubic feet of natural gas equivalent per day (Bcfe/d) gross was reached in January 2015, driven by increased electricity demand due to cold weather and coal plant maintenance.

•	The Ashdod Onshore Terminal compression project, which will increase peak natural gas deliverability at Tamar to more than 1.2 Bcfe/d, is nearing completion.

•
Signed a gas sale and purchase agreement for gross interruptible sales of up to 250 MMcf/d of natural gas for 7 years from the Tamar field to Dolphinus Holdings Ltd., for supply to Egypt’s domestic market. Initial sales of natural gas could commence later in 2015 utilizing existing production capacity and currently available pipeline infrastructure. Commencement of natural gas sales are dependent upon full regulatory approvals and finalization of pipeline transport agreements.

•
Received regulatory approval for the sale of natural gas from Tamar to the Arab Potash Company and the Jordan Bromine Company in Jordan, representing the first finalized gas export arrangement. Natural gas sales are anticipated to commence in the second half of 2016, following completion of required pipeline construction. Total volumes under the 15-year agreement are approximately 66 billion cubic feet of natural gas, gross.

OTHER

•
Exited the first quarter of 2015 with $5.7 billion in financial liquidity, including $1.7 billion in cash and $4 billion of an unused credit facility. Liquidity was enhanced during the quarter with the issuance of 24.2 million shares of Noble Energy common stock, which raised over $1 billion for the Company.

•
Recently acquired a 75 percent interest and operatorship of the PL001 License, offshore in the north of the Falkland Islands. The Rhea prospect, with unrisked gross mean resources in excess of 250 million barrels of oil, is anticipated to be Noble Energy’s second operated exploration prospect in the Falkland Islands in 2015. The Company’s initial prospect, Humpback (NBL operated with a 35 percent interest), also with more than 250 million barrels of gross unrisked oil resources, is anticipated to commence drilling by the end of the second quarter of 2015.

GUIDANCE
Following the Company’s strong volume performance in the first quarter, Noble Energy is raising its full year 2015 sales guidance to range between 300 and 315 MBoe/d. The Company anticipates the remaining quarters of 2015 to be consistent with prior expectations.

Total Company capital for 2015 remains $2.9 billion. All other guidance, including annual average expense guidance, remains unchanged.

(1)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-334-3032 and 719-325-2384. The pass code number is 7709233. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125
david.larson@nblenergy.com

Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

John Nicholson
(281) 876-6186
John.nicholson@nblenergy.com

Media Contacts:
Reba Reid
(281) 943-1789
reba.reid@nblenergy.com

Paula Beasley
(281) 876-6133
paula.beasley@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “unrisked gross mean resources,” which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2015	Per Diluted Share	2014	Per Diluted Share
Net Income (Loss)	$(22)	$(0.06)	$200	$0.55
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	60	0.16	42	0.11
Asset impairments [2]	27	0.07	97	0.27
Deferred compensation [3]	2	0.01	4	0.01
Other adjustments	4	0.01	1	—
Total adjustments before tax	93	0.25	144	0.39
Income tax effect of adjustments [4]	(61)	(0.16)	(44)	(0.12)
Adjusted Income	$10	$0.03	$300	$0.82
Weighted average number of shares outstanding
Diluted	373		365

NOTE:
Adjusted income should not be considered a substitute for net income (loss) as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount for 2015 relates primarily to Eastern Mediterranean and Gulf of Mexico properties and amount for 2014 relates primarily to North Sea properties.

[3]	Amounts represent increases in the fair value of shares of our common stock held in a rabbi trust.

[4]	The income tax effect of adjustments is determined for each major tax jurisdiction for each adjusting item.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
Crude oil and condensate	$431	$928
Natural gas	276	325
Natural gas liquids	33	74
Income from equity method investees	18	52
Other	1	—
Total revenues	759	1,379
Operating Expenses
Lease operating expense	157	142
Production and ad valorem taxes	32	49
Transportation and gathering expense	56	38
Exploration expense	65	74
Depreciation, depletion and amortization	454	425
General and administrative	94	140
Asset impairments	27	97
Other operating expense, net	8	10
Total operating expenses	893	975
Operating Income (Loss)	(134)	404
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(150)	75
Interest, net of amount capitalized	57	47
Other non-operating (income) expense, net	1	5
Total other (income) expense	(92)	127
Income (Loss) Before Income Taxes	(42)	277
Income Tax (Benefit) Provision	(20)	77
Net Income (Loss)	$(22)	$200
Earnings (Loss) Per Share
Earnings (Loss) Per Share, Basic	$(0.06)	$0.56
Earnings (Loss) Per Share, Diluted	$(0.06)	$0.55

Weighted average number of shares outstanding
Basic	370	360
Diluted	370	365

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
	2015	2014
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	73	64
Equatorial Guinea	30	34
Other International	1	5
Total consolidated operations	104	103
Equity method investee - Equatorial Guinea	2	2
Total sales volumes	106	105
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$44.39	$97.02
Equatorial Guinea	49.65	105.73
Other International	—	104.28
Consolidated average realized prices	$45.96	$100.23
Natural Gas Sales Volumes (MMcf/d)
United States	619	483
Equatorial Guinea	231	242
Israel	242	218
Total sales volumes	1,092	943
Natural Gas Realized Prices ($/Mcf)
United States	$2.72	$4.81
Equatorial Guinea	0.27	0.27
Israel	5.45	5.60
Consolidated average realized prices	$2.81	$3.83
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	25	18
Equity method investee - Equatorial Guinea	6	5
Total sales volumes	31	23
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$14.65	$44.50
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	201	163
Equatorial Guinea	68	74
Israel	40	37
Other International	1	5
Total consolidated operations	310	279
Equity method investee - Equatorial Guinea	8	7
Total sales volumes	318	286

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,709	$1,183
Accounts receivable, net	769	857
Commodity derivative assets, current	661	710
Other current assets	259	325
Total current assets	3,398	3,075
Net property, plant and equipment	18,462	18,143
Goodwill	617	620
Other noncurrent assets	784	715
Total Assets	$23,261	$22,553
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,269	$1,578
Other current liabilities	874	944
Total current liabilities	2,143	2,522
Long-term debt	6,113	6,103
Deferred income taxes	2,491	2,516
Other noncurrent liabilities	1,157	1,087
Total Liabilities	11,904	12,228
Total Shareholders’ Equity	11,357	10,325
Total Liabilities and Shareholders’ Equity	$23,261	$22,553

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended March 31,
	2015	2014
Adjusted Income [1]	$10	$300
Adjustments to reconcile adjusted income to discretionary cash flow
Depreciation, depletion and amortization	454	425
Exploration expense	65	74
(Income)/Dividends from equity method investments, net	(18)	(13)
Deferred income taxes	31	61
Stock-based compensation expense	21	23
Other	(8)	—
Discretionary Cash Flow	$555	$870
Reconciliation to Operating Cash Flows
Net changes in working capital	18	117
Cash exploration costs	(29)	(60)
Other adjustments	(3)	2
Net Cash Provided by Operating Activities	$541	$929

Capital expenditures (accrual based)	$919	$951
Increase in capital lease obligations [2]	20	5
Total Capital Expenditures (Accrual Based)	$939	$956

NOTE:
The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income (Loss) to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.